SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: September 13, 2000



		Exact Name of
Commission      Registrant              State or other    IRS Employer
File            as specified            Jurisdiction of   Identification
Number		in its charter		Incorporation	  Number
-----------	--------------		---------------	  --------------

1-12609         PG&E Corporation        California        94-3234914
1-2348          Pacific Gas and         California        94-0742640
                Electric Company




Pacific Gas and Electric Company     PG&E Corporation
77 Beale Street, P.O. Box 770000     One Market, Spear Tower, Suite 2400
San Francisco, California  94177     San Francisco, California 94105

         (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company		PG&E Corporation
	   (415) 973-7000			 (415) 267-7000

    (Registrant's telephone number, including area code)

Item 5.  Other Events

On September 7, 2000, the California Public Utilities Commission (CPUC) issued an order expanding an existing investigation into the wholesale electric market and associated impact on electric rates to include the issues identified in California Assembly Joint Resolution No. 77 (AJR No.
77) adopted by the California Legislature on August 30, 2000. AJR No. 77 required the CPUC to initiate an investigation to review the impact of the current electricity crisis on consumers and California investor owned utilities, such as Pacific Gas and Electric Company (Utility), a subsidiary of PG&E Corporation, with emphasis on the options for correcting the electricity market, methods to eliminate price volatility for consumers, and methods for cost recovery and cost allocation. The CPUC's decision specifically expanded the scope of its pending investigative proceeding to cover the matters required to be considered by AJR No. 77.

As previously disclosed, due to the high wholesale power prices at which the Utility purchases power for its electric distribution customers from the California Power Exchange (CalPX) and the California Independent System Operator (CAISO), the Utility has been required to defer for future recovery the amount of its costs, primarily wholesale power purchase costs, to serve distribution customers that exceed revenues collected from frozen rates. The average price the Utility was charged for electric power in the months of June, July, and August 2000, was approximately 16.3 cents per kilowatt-hour (kWh), 11.0 cents per kWh, and 18.7 cents per kWh, compared to 3.0, 3.9, and 4.1 for the same months in 1999. The portion of frozen rates available for payment of wholesale electric power costs during those same periods was approximately 5.4 cents per kWh. At August 31, 2000, the uncollected balance of these wholesale power purchase costs recorded in the Utility's regulatory balancing account was approximately $2.2 billion. The deferred costs are recoverable during the transition period when and if revenues from frozen rates exceed costs. However, if high wholesale power prices continue throughout the transition period, costs will continue to exceed the revenues based upon the frozen rates.

As previously disclosed, under a prior CPUC decision the Utility is prohibited from collecting after the transition period certain electric costs incurred during the transition period but not recovered from frozen rates during that period, including under-collected account balances relating to wholesale power purchases, such as power purchased from the CalPX and CAISO. The CPUC decision prohibits offsetting these specific under-collected amounts against over-collected transition costs. The Utility appealed this decision but on September 6, 2000, the California Court of Appeal denied the Utility's petition for review. The Utility is assessing further appeals and challenges to reverse or modify the decision. If the CPUC does not modify its decision or the decision is not modified or invalidated by judicial action, and if the Utility determines that its uncollected wholesale power purchase costs are not probable of recovery, then the Utility would be required to write off the unrecoverable portion as a one-time charge against earnings. In addition, the Utility would be unable to continue deferring these costs incurred prior to the end of the transition period and such expenses would reduce the Utility's future earnings accordingly. With respect to wholesale power purchase costs incurred after the end of the transition period and prior to any adjustment in rates, the Utility may be able to defer these costs if it determines that they are probable of recovery.

The Utility has largely utilized its existing $1 billion revolving credit facility to support the Utility's commercial paper program and other liquidity requirements. The facility expires in 2002, although the Utility may extend the facility annually for additional one-year periods upon agreement with the banks. The Utility currently has authority from the CPUC to issue up to $1.7 billion of short-term financing, and on September 8, 2000, the Utility filed an application with the CPUC seeking an additional $1.4 billion short-term financing authority. The Utility is also considering the issuance of additional long-term debt to finance wholesale power purchase costs and its other capital requirements.
Although there can be no assurance, the Utility believes that it will be able to obtain additional financing on acceptable terms and conditions.

In remarks to energy industry analysts on September 11, 2000, Robert D. Glynn, Jr., Chairman of the Board, Chief Executive Officer, and President of PG&E Corporation, responded to questions concerning the Utility's ability to recover its utility generation-related transition costs (transition costs) and the uncollected wholesale power purchase costs, in light of the continuing high wholesale power prices in California.

Mr. Glynn noted that before the high wholesale power prices began to be experienced in June 2000, revenues from frozen rates were sufficient to recover transition costs because revenues at frozen rates exceeded costs, including wholesale power purchase costs. Reacting to some media commentary that the Utility could waive the recovery of a material amount of transition costs, with an associated material write-off of the foregone transition costs, such that transition costs would have been recovered as of a date when there were no deferred wholesale power purchase costs, Mr. Glynn indicated that was one of several possible approaches for the Utility to assess. Mr. Glynn indicated that, if the value of the Utility's hydroelectric generating assets, as reflected in the settlement agreement filed by the Utility and other parties on August 9, 2000, were to be credited to the transition costs, then such costs would have been fully recovered during August 2000. Mr. Glynn based his statement on the following facts: Without considering the value of the Utility's hydroelectric assets, at August 31, 2000, the Utility's estimated remaining uncollected transition costs that must be collected during the transition period were approximately $1.6 billion. As previously disclosed, the settlement agreement filed by the Utility and others on August 9, 2000, regarding the valuation and disposition of the Utility's hydroelectric assets, specifies that the value of those assets for purpose of transition cost calculation is $2.8 billion, which would be reduced by its book value of approximately $700 million. Testimony taken to date in the CPUC proceeding where valuation is to be established put the range of market values from $2.4 billion to in excess of $3 billion under operating and market conditions prior to June 2000. Under the electric industry restructuring law, when the Utility completes recovery of its uneconomic utility generation-related assets and obligations it will satisfy the conditions that permit the CPUC to determine that the rate freeze and transition period are over.

Mr. Glynn stated that the Utility will work with parties involved in the California energy market with the intent to resolve the transition in a way that would help shield customers from the type of unexpected volatility experienced during the summer of 2000, while providing the assurance that the Utility would fully recover its reasonable wholesale power purchase costs.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



				    PG&E CORPORATION


                                    By  CHRISTOPHER P. JOHNS
                                        ---------------------
                                        CHRISTOPHER P. JOHNS
                                        Vice President and Controller


                                    PACIFIC GAS AND ELECTRIC COMPANY


                                    By  ROGER J. PETERS
                                        ---------------------
                                        ROGER J. PETERS
                                        Senior Vice President and General
                                        Counsel

Dated: September 13, 2000